As filed with the Securities and Exchange Commission on September 24, 1996
                                                        Registration No. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC 20549

                                ---------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                                 EQUIMED, INC.
                        (Successor to EquiVision, Inc.)
            (Exact name of registrant as specified in its charter)

         Delaware                                        25-1668112
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)

                              3754 La Vista Road
                          Tucker, Georgia 30084-5637
                                (404) 320-6211
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                               Larry W. Pearson
                     President and Chief Executive Officer
                               3754 La Vista Road
                          Tucker, Georgia 30084-5637
                                (404) 320-6211
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for services)

                                  Copies to:
                             Justin P. Klein, Esq.
                           Gerald J. Guarcini, Esq.
                       Ballard Spahr Andrews & Ingersoll
                        1735 Market Street, 51st Floor
                       Philadelphia, Pennsylvania 19103
                                (215) 665-8500

     Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
                        CALCULATION OF REGISTRATION FEE

- ---------------------------------------------------------------------------------------------------------------------
                                                                                Proposed
Title of each class                                    Proposed                 maximum
of securities to be              Amount to be       maximum offering       aggregate offering           Amount of
   registered                     registered         price per unit              price               registration fee(1)
- ---------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.0001
 per share                       11,213,193            $7.88                   $88,359,961            $30,468.95
- --------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 based upon the average of the reported high and low sales of Common Stock reported on the Nasdaq national Market of the Nasdaq Stock Market, Inc. on September 18, 1996.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section
8(a), may determine.
================================================================================

                SUBJECT TO COMPLETION, DATED SEPTEMBER 24, 1996
PROSPECTUS


                               11,213,193 Shares

                                 EquiMed, Inc.

                                 Common Stock



        This Prospectus relates to 11,213,193 shares of common stock, par value $.0001 per share ("Common Stock") of EquiMed, Inc., a Delaware corporation (the "Company" or "EquiMed"), which may be offered for sale from time to time by certain of the Company's stockholders (the "Selling Stockholders,") or by their pledgees, donees, transferees or other successors in interest, to or through underwriters or directly to other purchasers or through agents in one or more transactions at varying prices determined at the time of sale or at negotiated prices. See "Plan of Distribution". The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders.


        The Common Stock is quoted on the Nasdaq National Market under the symbol "EQMD". On September 23, 1996 the last reported sale price of the Common Stock as reported by Nasdaq was $8.44 per share.



                             _____________________


        PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE DISCUSSION CAPTIONED "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.



        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





               This date of this Prospectus is September  , 1996

                             AVAILABLE INFORMATION

     The Company is a reporting company subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at its office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is quoted on the Nasdaq National Market System. Such reports, proxy and information statements and other information can also be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed a registration statement on Form S-3 (herein, together with all amendments and exhibits thereto, the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered pursuant to this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits filed as a part thereof. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by the Company (File No. 0-27456), are hereby incorporated herein by reference:

          (a) The Company's annual report on Form 10-K for the fiscal year ended December 31, 1995.

          (b) The Company's quarterly report on Form 10-Q for the period ended March 31, 1996.

          (c) The Company's quarterly report on Form 10-Q for the period ended June 30, 1996, as amended by the Form 10-Q/A filed on September 24, 1996.

          (d) The Company's Current Report on Form 8-K filed on April 2, 1996, as amended by the amended Current Report on Form 8-K/A filed on June 3, 1996.

          (e) The Company's Current Report on Form 8-K filed on April 18, 1996, as amended by the amended Current Report on Form 8-K/A filed on June 17, 1996.

          (f) The Company's Current Report on Form 8-K filed on September 24, 1996.

          (g) The description of the Company's Common Stock which is contained in the Company's Registration Statement on Form 8-A filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

          All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon oral or written request of any such person, a copy of any or all of the documents incorporated herein by reference, other than the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Written and oral requests should be directed to R. Lee Robinson, Secretary, EquiMed, Inc., 3754 LaVista Road, Tucker, Georgia 30084-5637, (404) 320-6211.

                                  THE COMPANY

          EquiMed is a national physician practice management company which provides for high-quality oncology and ophthalmology services through its networks of specialty medical providers located in 19 states. The Company currently owns or manages 35 radiation oncology and 21 ophthalmology centers, including ten ophthalmic ambulatory surgery centers ("ASCs"). As of June 30, 1996, the professional corporations and physician groups affiliated with the Company employed 41 oncologists and 73 ophthalmologists and optometrists.

          The Company believes that the markets for oncology and ophthalmology services in the United States are large and growing. The National Cancer Institute estimates that approximately one-third of all Americans will develop cancer, with approximately 20% receiving multiple courses of radiation therapy. Based on industry sources, the Company believes that revenues generated by ophthalmologists and optometrists were in excess of $20 billion in 1994, with approximately $4 billion attributable to ophthalmic services.

          Oncology and ophthalmology share certain characteristics that make these medical specialties suitable for operation by a single physician practice management company, including patient demographics, an emphasis on outpatient treatment and the importance of physician development and recruitment. EquiMed believes that, because the cost of total patient care may be isolated for these specialties, oncology and ophthalmology may provide opportunities for managed care "carve outs." Further, by consolidating multiple physician practices, the Company expects to achieve certain efficiencies and overhead cost savings through centralized management and financial control.

          The Company's strategy is to continue to grow its physician networks through increased penetration of existing markets and expansion into new markets by: (i) acquiring and affiliating with physicians and physician groups; (ii) developing and forming specialty independent practice associations ("IPAs") and management service organizations ("MSOs"); (iii) contracting with health maintenance organizations ("HMOs") and other managed care organizations; and
(iv) providing and implementing more sophisticated management information systems. In accordance with its strategy, the Company intends to acquire additional radiation oncology centers and ophthalmology practices, as well as complementary subspecialty practices, including medical oncology, urology, pulmonology, glaucoma and retina specialists. EquiMed believes that the addition of these subspecialities and the development of additional ASCs will enable the Company to provide for a comprehensive range of oncology and ophthalmology services.

          EquiMed was incorporated as a Delaware corporation in October 1995 and commenced operations on February 2, 1996, upon the merger between EquiVision, Inc., a Pennsylvania corporation ("EquiVision"), and the Colkitt Oncology Group, a Delaware corporation (the "Oncology Group"), and the subsequent merger of EquiVision, as a combined entity, with and into EquiMed, which merger also effected a one-for-two reverse stock split. The Oncology Group was formed in order to facilitate the acquisition by EquiVision and the subsequent acquisition by EquiMed of the stock or assets of various corporations, partnerships and joint ventures which owned or controlled 30 radiation centers. EquiVision was incorporated in October 1991 and began operations upon the acquisition of an ophthalmology center effective January 1, 1992. EquiVision completed its initial public offering in November 1993 and has been a reporting company under the Securities Exchange Act of 1934 since that time.

          The Company's principal offices are located at 3754 LaVista Road, Tucker, Georgia 30084-5637 and its telephone number is (404) 320-6211.


            IMPORTANT FACTORS REGARDING FORWARD-LOOKING STATEMENTS

          Some of the information presented in this Prospectus constitutes forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results of the Company's physician management operations will not differ materially from its expectations. Factors which could cause actual results to differ from expectations include, among others, uncertainty of whether the Company's physician practice management activities will continue to be successful, uncertainties related to integrating operating entities following the merger of EquiVision with and into the Company, uncertainties related to future acquisitions, uncertainties related to the demand for the services provided for by the Company, dependence on reimbursement by third party payors related to state and federal government regulation of business, risks related to goodwill write-off, and the uncertainty of whether the combination of operating cash flows and existing liquidity sources will be sufficient to fund the Company's growth and operations. Specific reference is made to the risks and uncertainties described in "Risk Factors" herein.

                                  RISK FACTORS

          The following risk factors, in addition to the other information contained in this Prospectus and in the documents incorporated herein by reference, should be considered carefully before purchasing any of the Shares offered hereby.

          Uncertainty Related to Integrating Operating Entities. Although EquiVision had been in existence since 1991, and certain companies comprising the Oncology Group had been operating since February 1987, the Company has conducted operations as a combined entity only since February 2, 1996. In addition, the Company's management does not have extensive experience in multiple specialty physician practices, or in the operation of a company as large as the combined entity. There can be no assurance that the Company will be successful in integrating the recently combined operations or that the results of operations of the Company will not be adversely affected by such integration.

          Dependence on Acquisitions for Future Growth. A major element of the Company's business strategy is to continue to pursue acquisitions that either expand or complement its business in new or existing markets. Some of these acquisitions may involve practices in complementary medical specialties in which the Company is not currently engaged. There can be no assurance that the Company will be able to identify and acquire acceptable acquisition candidates on terms favorable to the Company and in a timely manner to the extent necessary to fulfill its expansion plans. A substantial portion of the Company's capital resources will be used for these acquisitions. Consequently, the Company may require additional debt or equity financing for future acquisitions, which additional financing may not be available on terms favorable to the Company, if at all. If acceptable financing is unavailable, the Company may be unable to complete its planned acquisition and to continue its expansion. The failure to complete acquisitions and continue its expansion could have a material adverse effect on the Company's financial performance. As the Company proceeds with its acquisition strategy, it will continue to encounter risks associated with the integration of acquisitions.

          Risks Related to Goodwill. At June 30, 1996, the Company's pro forma consolidated total assets were approximately $121 million, of which approximately $38 million, or approximately 31%, was goodwill. Goodwill is the excess of cost over the fair value of the net assets of businesses acquired. There can be no assurance that the value of such goodwill will ever be realized by the Company. This goodwill is being amortized on a straight-line basis over 40 years. The Company's policy is to evaluate on a quarterly basis whether events and circumstances have occurred that indicate all or a portion of the carrying amount of goodwill may no longer be recoverable, in which case an additional charge to earnings would become necessary. Any future determination requiring the write-off of a significant portion of unamortized goodwill would adversely affect the Company's results of operations.

          Possible Negative Effects of Government Regulation. The health care industry is subject to extensive federal and state regulation. Changes in the regulations or reinterpretations of existing regulations or new legislation may significantly affect the Company. In certain states in which the Company conducts and may conduct its business, general business corporations are not permitted to practice medicine, exercise control over physicians who practice medicine or engage in certain practices such as fee-splitting with physicians. The corporate practice of medicine refers to the rendering directly, or through employment, of medical services by a business corporation. The Company believes that it is not engaged in the corporate practice of medicine. The Company enters into service agreements with professional corporations which provide for the assignment of substantially all revenues to the Company. These agreements also reserve to the physicians exclusive authority to make all decisions regarding medical care. The Company neither represents to the public that it offers medical services nor purports to control the practice of medicine. There can be no assurance, however, that regulatory authorities, courts or parties with which the Company does business will not assert that it is engaged in the corporate practice of medicine and seek relief prohibiting the Company or its affiliates from carrying on their respective businesses or voiding existing contractual relationships. As a result, the Company might be required to restructure its contracts with payors or the affiliated professional medical corporations. Any such restructuring could have a material adverse effect on the Company.

          The Company is also subject to federal legislation that prohibits activities and arrangements that provide kickbacks or other economic inducements for the referral of business under Medicare and Medicaid programs. In addition, federal legislation currently restricts the ability of physicians to refer Medicare or Medicaid patients to entities providing clinical laboratory services, if the physician has an ownership interest in, or compensation arrangement with, such entity. Effective January 1, 1995, the federal anti-referral legislation extends to entities that provide certain other "designated health services." Many states, including states in which the Company does business, have similar anti-kickback and anti-referral laws. Noncompliance with the federal anti-kickback legislation can result in exclusion from Medicare and Medicaid programs and civil and criminal penalties. With respect to the self-referral prohibition, the entity and the referring physician are prohibited from receiving Medicare or Medicaid reimbursement for services rendered and civil penalties may be assessed. Similar penalties are provided for violation of state anti-kickback and anti-referral laws. The federal government has promulgated "safe harbor" regulations that identify certain business and payment practices which are deemed not to violate the federal anti-kickback statute. Although the Company's business does not fall within these safe harbors, the Company believes that its operations comply with all state and federal anti-referral and anti-kickback laws. In addition, certain proposed health care reforms would expand existing federal anti-kickback and anti-referral laws to apply to all health care payors, not just Medicare or Medicaid. It is unclear how such proposals would affect health care provider networks or other types of managed care arrangements. There can be no assurance that the Company will be able to comply with any new laws.

          Federal and state laws regulate insurance companies, HMOs and other managed care organizations. Many states also regulate the establishment and operation of networks of health care providers. Generally, these laws do not apply to the hiring and contracting of physicians by other health care providers. There can be no assurance that regulators of the states in which the Company operates would not apply these laws to require licensure of the Company's operations as an HMO, an insurer or a provider network. The Company believes that it is in compliance with these laws in the states in which it does business, but there can be no assurance that interpretations of these laws by the regulatory authorities in these states or in the states in which the Company may expand will not require licensure or a restructuring of some or all of the Company's operations. In the event that the

Company is required to become licensed under these laws, the licensure process can be lengthy and time consuming and, unless the regulatory authority permits the Company to continue to operate while the licensure process is progressing, the Company could experience a material adverse change in its business while the licensure process is pending. In addition, many of the licensing requirements mandate strict financial and other requirements which the Company may not immediately be able to meet. Further, once licensed, the Company would be subject to continuing oversight by and reporting to the respective regulatory agency.

          The Company's current plans to expand its business are dependent in part upon its ability to secure requisite licenses, permits and approvals. In some states these include certificates of need, which must be obtained before any new service or capital expenditure can be undertaken to ensure compliance with the state's projections of need for the service or expenditure. The obtaining of certificates of need can be costly and time consuming and there can be no assurance that they will be granted. There can be no assurance that such licenses, permits and approvals can be obtained by the Company from the applicable regulatory agencies for any or all of the Company's future projects. If the Company is unable to obtain such approvals, its growth could be limited and its business may be adversely affected.

          The United States Congress is considering various plans to restructure the financing and delivery of health care in the United States, including implementation of major new federal regulatory initiatives. It is impossible at this time to predict whether major reform legislation will be enacted by Congress. It is possible, however, that even if federal health care reform legislation is not enacted, one or more states will enact reforms. Depending on the nature and extent of any reforms that are eventually enacted, there may be a material adverse effect on the Company's revenues, operating margins and profitability.

          Dependence Upon Reimbursement by Third Party Payors; Cost Containment. The Company derives a substantial portion of its net revenues directly or indirectly from commercial insurance and government reimbursement or payment programs, including Medicare and Medicaid. For the year ended December 31, 1995 and the six months ended June 30, 1996, approximately 50.0% and 47.3%, respectively, of the Company's net revenues came from Medicare payments. Both governmental and nongovernmental payors have undertaken cost containment measures designed to limit payments made to health care providers such as the Company. Continued cost containment efforts by governmental and nongovernmental payors could have a material adverse effect on the Company.

          Rates paid by nongovernmental insurers, including those which provide Medicare supplemental insurance, are based on established physician, ASC and hospital charges, and are generally higher than Medicare payment rates. A change in the makeup of the Company's patient mix that results in a decrease in patients covered by private insurance could adversely affect the Company's net revenues and net income.

          The federal government has implemented, through the Medicare program, a resource-based relative value scale ("RBRVS") payment methodology for physician services. The implementation of RBRVS reduced payment rates for certain of the Company's procedures. RBRVS-type payment systems have been adopted by private-sector third-party payors and may become the predominant payment methodology. Implementation of such a program would reduce payments by private third-party payors, and would materially adversely affect the Company's operating margins to the extent that the cost of providing these procedures could not be concomitantly reduced. There can be no assurance that any or all of these reduced operating margins could be recouped by the Company through cost reductions or otherwise.

          Risks Associated with Managed Care Contracts. As an increasing percentage of the population is covered by managed care organizations, the Company believes that its success will, in part, be dependent upon its ability to negotiate contracts with HMOs, employer groups and other private third party payors pursuant to which services will be provided on a risk-sharing or capitated basis. Under some of these agreements, the health care provider may accept a predetermined amount per month per patient in exchange for providing all necessary covered services to the patients covered under the agreement. These contracts pass much of the risk of providing care from the payor to the provider. The proliferation of these contracts in markets served by the Company could result in greater predictability of revenues, but less certainty with respect to expenses. There can, however, be no assurance that the Company will be able to negotiate satisfactory arrangements on a risk-sharing or capitated basis. In addition, to the extent that patients or enrollees covered by these contracts require in the aggregate more frequent or extensive care than is anticipated, operating margins may be reduced, or the revenues derived from these contracts may be insufficient to cover the costs of the services provided. As a result the Company may incur additional costs, which would reduce or eliminate anticipated earnings under these contracts. Any such reduction or elimination of earnings could have a material adverse affect on the Company's results of operations.

          Potential Liabilities Resulting from the Merger. As a result of the Merger, the Company has assumed the liabilities of the Oncology Group as a defendant in certain lawsuits. In addition, there are a number of other potential liabilities to which the Company may be subject as a result of the Merger. Douglas R. Colkitt, M.D., who was the primary shareholder of the Oncology Group, has agreed to indemnify fully the Company against any losses incurred by the Company as a result of such potential liabilities and has pledged shares of Common Stock in connection with such indemnification. Under the terms of this indemnification agreement, Dr. Colkitt will control and assume the expenses of the litigation and the Company may not settle any claims raised in this litigation without the consent of Dr. Colkitt. This litigation alleges damages between $8 million and $30 million for claims including breach of fiduciary duty and damages in excess of $50 million for losses allegedly incurred by the claimants in certain mergers involving affiliates of the Oncology Group. There can be no assurance that the Company will not incur losses as a result of such potential liabilities or that the nature and extent of the indemnification or the value of the shares pledged will be sufficient to reimburse the Company for any such losses.

          Dependence on Qualified Health Care Professionals. The success of the Company is dependent upon its continuing ability to recruit, train and retain qualified health care professionals in new and existing markets. The Company faces competition for these personnel from other health care providers, research and academic institutions, government entities and other organizations. The availability of such personnel is limited, and the inability to recruit and maintain relationships with these individuals in certain geographic areas could have a material adverse effect on the Company's future growth and operations. There can be no assurance that the Company will be successful in hiring and retaining qualified health care professionals. The unavailability of sufficient numbers of qualified personnel could have a material adverse effect on the Company's operations. In addition, a shortage of skilled personnel or the delay resulting from a need to train personnel could have a material adverse effect on the Company's results of operations.

          Dependence on Key Individuals. The Company's success depends, to a significant extent, upon a number of key individuals. The loss of the services of one more of these individuals, including the Company's Chairman, Dr. Colkitt, or its President and Chief Executive Officer, Larry W. Pearson, could have a material adverse effect on the business on the Company. The Company believes that its future success will also depend in part upon its ability to attract and retain qualified management personnel. Competition for such personnel is intense and the Company competes for qualified personnel with numerous other employers, some of whom have greater financial and other resources than the Company. There can be no assurance that the Company will be successful in attracting and retaining such personnel.

          Control by Current Stockholder and Management. Dr. Colkitt, the Company's Chairman of the Board and largest stockholder, owns or controls approximately 71.3% of the outstanding shares of Common Stock. All directors and executive officers of the Company as a group own or control approximately 74.1% of the outstanding shares of Common Stock. Accordingly, Dr. Colkitt, either alone or with the Company's officers and directors, has the ability to control the election of the Company's directors and the outcome of certain corporate actions requiring stockholder approval and to control the business of the Company. Such control could preclude any acquisition of the Company and could adversely affect the price of the Common Stock.

          Potential Conflicts of Interest from Related Party Transactions. There have been and are currently transactions and agreements between the Company and its predecessors and their respective officers, directors and affiliates, and entities controlled by such officers, directors and affiliates, which were not and may not in the future be on terms as favorable as the Company or its predecessors could have obtained from a third party. Any future transactions and agreements between the Company and such individuals and entities will be approved by a majority of the Company's independent directors. See "Certain Transactions."

          Uncertainty Relating to Integrating Management Information Systems. As a result of the combination of the Oncology Group and EquiVision businesses, the Company has been integrating two different management information systems, including systems relating to financial reporting and center operations. There can be no assurance that such integration will be accomplished in a timely manner, if at all. Delays in the integration of such systems may adversely affect the Company's operations and financial results.

          Highly Competitive Industry. The Company's businesses are highly competitive. The Company's primary competitors for acquisition of physician practices and patients are other health care providers. As a result of several market factors and of increasing regulation in the health care industry, the Company believes that others in the health care industry may adopt strategies similar to those of the Company. Many of these potential competitors have significantly greater resources than the Company. The Company's net revenues are substantially dependent upon the continued success of the radiation oncology and ophthalmology practices which it operates. These practices face competition from several sources, including sole practitioners, single and multi-specialty groups, hospitals and managed care organizations.

          Potential Claims Affecting the Company's Industry; Insurance. In recent years, physicians, hospitals and other participants in the health care industry have become subject to an increasing number of lawsuits alleging medical malpractice and related claims including those based on the withholding of approval for necessary medical services. Many of these lawsuits involve large claims and substantial defense costs. Although the Company does not engage in the practice of medicine or provision of medical services, it has been subject to malpractice claims in the past and there can be no assurance that the Company will not become involved in such litigation in the future. The professional corporations affiliated with the Company currently have medical malpractice insurance and the Company is included as a named or additional insured on such policies. Insurance coverage for medical malpractice suits which may be brought against the Company may not be available or, if available, may not be sufficient to cover the Company's expenses or losses.

          Effect of Anti-Takeover Provisions. The Articles of Incorporation and Bylaws of the Company contain several provisions authorized by the Delaware General Business Corporation Law that may be deemed "anti-takeover" in nature, which include a classified board of directors and authorization of shares of Common Stock and preferred stock which the Board may issue without further approval from stockholders, unless otherwise required by statute.

          Volatility of Stock Price. There has been a history of significant volatility in the market prices for shares of health care companies and smaller capitalization companies generally, and it is likely that the market price of the Common Stock will be highly volatile. To date, there has been a limited trading market for the Common Stock. Prices for the Common Stock following this offering may be influenced by many factors, including announcements of legislation or regulation affecting the health care industry in general and reimbursement for health care services in particular, the depth and liquidity of the market for the Common Stock, investor perception of the Company and fluctuations in the Company's operating results and market conditions.

          Shares Eligible for Future Sale; Registration Rights. Sales of substantial amounts of Common Stock in the public market following this offering could have an adverse effect on the price of the Common Stock. The 11,213,193 shares offered hereby will be eligible for sale in the public market from the date of this Prospectus. See "Selling Stockholders." Certain stockholders of the Company have certain demand or piggyback registration rights with respect to such shares of Common Stock. Furthermore, the Company has registered on a Form S-8 the approximately 1,600,000 shares issuable pursuant to the Company's Stock Option Plan and certain non-qualified stock option grants and may register additional shares to be issued from time to time in connection with acquisitions. Future sales of such shares and such registrations could have an adverse effect on the market price of the Common Stock or could result in dilution of the interests of current stockholders.

                                USE OF PROCEEDS

          The Company will not receive any proceeds from any sale of shares of Common Stock by the Selling Stockholders.

                             SELLING STOCKHOLDERS

          The 11,213,193 shares of Common Stock covered hereby may be offered for sale from time to time by the Selling Stockholders, or by their pledgees, donees, transferees or other successors in interest. The table below sets forth certain information regarding ownership of the Company's Common Stock by the Selling Stockholders as of the date hereof, the number of shares to be sold by them under this Prospectus and the percentage ownership before and after the offering.

                                                          Percentage of Total
                                              Number of  ----------------------
Name of                        Number of       Shares     Before       After
Beneficial Owner              Shares Owned     Offered   Offering   Offering(1)
- ---------------              ---------------  ---------  ---------  -----------

Douglas R. Colkitt            20,389,880(2)   5,000,000      71.3%        37.2%
GFL Advantage Fund Limited     2,000,000(3)   2,000,000       7.0%           *
Jerome Derdel                  2,010,933(4)   1,990,933       7.0%           *
E. Ronald Salvitti               707,930        707,930       7.0%           *
R. Bruce Wallace, III            402,685        402,685       2.5%           *
David Nehme                      315,368        315,368       1.1%           *
Michael J. Feifarek               38,095         38,095         *            *
Abdurraham Unal                  142,738(6)     132,738         *            *
Jude Spak                         70,244(7)      66,369         *            *
Raymond Caravan                   68,369(7)      66,369         *            *
Jason Istak                       66,369(5)      66,369         *            *
William Walker                    53,068(5)      53,068         *            *
Leonard Schwartz                  33,115(5)      33,115         *            *
Gail Katz                         33,115(5)      33,115         *            *
Bradford Wright                   33,115(5)      33,115         *            *
Harold Wodinsky                   33,115(5)      33,115         *            *
Jesse Townzen                     33,115(5)      33,115         *            *
Michael Christensen               33,115(5)      33,115         *            *
David Dukich                      33,315(8)      33,115         *            *
Robert Beauvais                   33,215(8)      33,115         *            *
Joseph Bowman                     33,115(5)      33,115         *            *
Linda Lee                         14,476(9)       9,976         *            *
Samir Darwish                      9,976(5)       9,976         *            *
Daniel Beckett                     9,976(5)       9,976         *            *
Adam Bader                         9,976(5)       9,976         *            *
Mitchell Jarosz                    9,976(5)       9,976         *            *
James Matthews                     6,651(5)       6,651         *            *
John Ondos                         3,325(5)       3,325         *            *
Ronald McFarland                   3,325(5)       3,325         *            *
David Van Buskirk                  4,325(10)      3,325         *            *
Robert Seagears                    3,325(5)       3,325         *            *
Ronald Diglaimo                    3,775(10)      3,325         *            *
Jonathan Phillips                  2,078(5)       2,078         *            *

- ------------------------------

(1) Assumes the sale by the Selling Stockholders or by their pledgees, donees, transferees or other successors in interest of all of the shares of Common Stock offered hereby.

(2) Dr. Colkitt has executed an exchangeable note (the "Note") in the principal amount of $10,000,000 bearing interest at the rate of 4% per annum to be repaid to GFL Advantage Fund Limited ("Advantage") in August 1998.
     Interest on the Note may be paid in whole or in part, at the option of Dr. Colkitt, in shares of the Company's Common Stock owned by Dr. Colkitt. Dr. Colkitt has pledged 2,000,000 shares of the Company's Common Stock owned by Dr. Colkitt to Advantage to secure his obligations relating to the Note. Advantage has the right to exchange the unpaid principal amount of the Note for shares of the Company's Common Stock owned by Dr. Colkitt in amounts determined in accordance with a formula set forth in the Note. However, the Note provides that Advantage may not exchange the Note at any time to acquire a number of shares of Common Stock in excess of that number which would result in beneficial ownership of more than 4.9% of the Company's outstanding Common Stock at any time. Dr. Colkitt has also granted to certain individuals options to purchase certain shares of Common Stock owned by him, which shares may be sold pursuant to this Prospectus.

(3) The amount shown is also included in the shares of Common Stock shown as beneficially owned by Dr. Colkitt. The shares of Common Stock which may be offered by Advantage may be acquired upon exchange of principal on the Note or in payment of interest on the Note or may be offered in connection with execution on the pledge of shares of Common Stock to Advantage. See Note
     (2) above.

(4) Includes options to purchase 1,990,933 shares granted to such holder by Dr. Colkitt.

(5) Represents shares issuable upon the exercise of options granted by Dr. Colkitt.

(6) Includes options to purchase 132,738 shares granted to such holder by Dr. Colkitt.

(7) Includes options to purchase 66,369 shares granted to such holder by Dr. Colkitt.

(8) Includes options to purchase 33,115 shares granted to such holder by Dr. Colkitt.

(9) Includes options to purchase 9,976 shares granted to such holder by Dr. Colkitt.

(10) Includes options to purchase 3,325 shares granted to such holder by Dr. Colkitt.

Relationship Between the Company and the Selling Stockholders

        Dr. Colkitt is the Chairman of the Board and largest stockholder of the Company. Dr. Derdell is a director of the Company. In addition, some of the Selling Stockholders are present or former employees of the Company or its predecessor, the Oncology Group.

                          DESCRIPTION OF CAPITAL STOCK

Common Stock

          The Company is authorized to issue 100,000,000 shares of Common Stock. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted in the election of Directors can elect all of the Directors. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors of the Company out of funds legally available therefor. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company after payment of all debts and liabilities. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights.

          The outstanding shares of Common Stock are, and the shares of Common Stock offered by the Company in this offering, when issued and paid for, will be, fully paid and nonassessable. As of September 23, 1996, there were 28,591,474 shares of Common Stock outstanding held by an estimated 2,200 stockholders.

Preferred Stock

          The Board of Directors is authorized, without further action by stockholders, to issue from time to time up to 1,000,000 shares of Preferred Stock in one or more series, and to fix the designations, preferences, powers, and relative, participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting, rights and terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock. The Board of Directors, without stockholder approval, can from time to time issue Preferred Stock with voting, conversion and other rights which could adversely affect the voting power and other rights of the holders of Common Stock. Preferred Stock could thus be issued quickly with terms calculated to delay or prevent a change in control of the Company without any further actions by the stockholders. Under certain circumstances this could have the effect of decreasing the market price of the Common Stock. No shares of Preferred Stock have been issued and the Company has no present plan to issue any such shares, nor is management aware of any threatened transaction to obtain control of the Company.

"Anti-Takeover" Provisions

          Although the Board of Directors is not presently aware of any takeover attempts, the Articles of Incorporation and Bylaws of the Company contain provisions which may be deemed to be "anti-takeover" in nature in that such provisions may deter, discourage or make more difficult the assumption of control of the Company by another corporation or person through a tender offer, merger, proxy contest or similar transaction or series of transactions. These provisions were adopted unanimously by the Board of Directors and approved by the stockholders.

          Authorized but Unissued Shares. One of these provisions is the authorization of 100,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. These shares of

Common Stock were authorized for the purpose of providing the Board of Directors of the Company with as much flexibility as possible to issue additional shares for proper corporate purposes including equity financing, acquisitions, stock dividends, stock splits, employee incentive plans, and other similar purposes which would include public offerings or private placements. The Company has no agreements, commitments, or plans at this time for the sale or use of the additional shares of Common Stock or Preferred Stock. The issuance of shares of Preferred Stock may have an adverse effect on the Company's stockholders. See "Preferred Stock." Stockholders of the Company do not have preemptive rights with respect to the purchase of these shares. Therefore, such issuance could result in a dilution of voting rights and book value per share as to Common Stock of the Company.

          The Company's Articles of Incorporation and Bylaws also contain provisions providing for the limitation of liability of directors and for the indemnification of directors and officers to the full extent permitted under the Delaware General Corporation Law.

          Delaware Law Provisions. The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. In general,
Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" with a Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the corporation, and held by certain employee stock ownership plans); or
(iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

          General Effect of Anti-Takeover Provisions. The overall effect of these provisions may be to deter a future tender offer or other takeover attempt that some stockholders might view to be in their best interests as the offer might include a premium over the market price of the Company's Common Stock at that time. In addition, these provisions may have the effect of assisting the Company's current management in retaining its position and place it in a better position to resist changes which some stockholders may want to make if dissatisfied with the conduct of the Company's business.

                              PLAN OF DISTRIBUTION

          Any distribution of the shares of Common Stock by the Selling Stockholders, or by a pledgee, donee, transferee or other successors in interest, may be effected from time to time in one or more of the following transactions: (a) to underwriters who will acquire shares of Common Stock for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time); (b) through brokers, acting as principal or agent, in transactions (which may involve block transactions) on the Nasdaq National Market, or on one or more exchanges on which the Common Stock is then listed, in special offerings, exchange distributions pursuant to the rules of the applicable exchanges or in the over-the-counter market, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices; or (c) directly or through brokers or agents in private sales at negotiated prices, or by any other legally available means.

          The Selling Stockholders and such underwriters, brokers, dealers or agents, upon effecting a sale of shares of Common Stock, may be considered "underwriters" as that term is defined by the Securities Act.

          Underwriters participating in any offering made pursuant to this Prospectus (as amended or supplemented from time to time) may receive underwriting discounts and commissions, and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transaction may receive brokerage or agent's commissions or fees.

          At the time a particular offering of shares of Common Stock is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the amount of shares of Common Stock being offered and the terms of the offering, including the purchase price or public offering price, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for shares of Common Stock purchased from the Selling Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

          In order to comply with the securities laws of certain states, if applicable, the shares of Common Stock will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the shares of Common Stock may not be sold unless the shares of Common Stock have been registered or qualified for sale in such state or an exemption from registration or qualification is available.

          The Company has agreed that all costs, expenses and fees in connection with the registration of the shares of Common Stock will be borne by the Company. Commissions and discounts, if any, attributable to the sale of the shares of Common Stock will be borne by the Selling Stockholders. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of Common Stock against certain liabilities, including liabilities arising under the Securities Act.

                                 LEGAL MATTERS

          The validity of the Common Stock offered hereby will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, Philadelphia, Pennsylvania.


                                    EXPERTS

          The financial statements incorporated into this Prospectus by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated by reference. Such financial statements have been incorporated herein by reference in reliance on such reports given on the authority of such firm as experts in accounting and auditing.

================================================================================

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Stockholder or any underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

           TABLE OF CONTENTS

                                      Page
                                      ----

Available Information...............   1
Incorporation of Certain Documents
  by Reference......................   1
The Company.........................   3
Risk Factors........................   4
Use of Proceeds.....................  10
Selling Stockholders................  10
Description of Capital Stock........  11
Plan of Distribution................  13
Legal Matters.......................  14
Experts.............................  14

========================================

========================================



                                 EQUIMED, INC.


                               11,213,193 Shares

                                  Common Stock



                              P R O S P E C T U S



                               ------------------



September   , 1996



========================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


     Item 14.  Other Expenses of Issuance and Distribution.

          The following is a list of the estimated expenses to be incurred by the Registrant in connection with the issuance and distribution of the shares of Common Stock being registered hereby.

          SEC Registration Fee............  $30,468.95
          Accountants' Fees and Expenses..    1,000.00
          Legal Fees and Expenses.........    7,000.00
          Miscellaneous...................    1,531.05
                                            ----------
                 Total                      $40,000.00


     Item 15.  Indemnification of Directors and Officers.

          The Bylaws of the Registrant provide for indemnification of directors and officers of the Registrant in accordance with the indemnification provisions of the Delaware General Corporation Law (the "DGCL"). The DGCL permits indemnification of Directors and employees of a corporation under certain conditions and subject to certain limitations.

          The Registrant's Articles of Incorporation provide that, subject to certain limitations, no Director shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty by such Director as a Director.

     Item 16.  Exhibits.

Exhibit
Number                 Description
- ------                 -----------

5.1                    Opinion of Ballard Spahr Andrews
                       & Ingersoll as to legality of
                       Company's Common Stock being
                       registered.*

23.1                   Consent of Ernst & Young LLP.

23.2                   Consent of Ballard Spahr Andrews
                       & Ingersoll (included in Exhibit
                       5.1).*

- --------------------

* To be filed by amendment.

     Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

                 (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against pubic policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tucker, State of Georgia, on September 23, 1996.

                                          EQUIMED, INC.


                                          By:/s/ Larry W. Pearson
                                          --------------------------------
                                             Larry W. Pearson, President
                                             and Chief Executive Officer


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons, in the capacities indicated, on September 23, 1996.


/s/ Larry W. Pearson                      President, Chief
- ----------------------------              Executive Officer and Director
     Larry W. Pearson                     (Principal Executive Officer)


/s/ William E. Pritts II                  Chief Financial Officer
- ----------------------------              (Principal Financial Officer)
     William E. Pritts II


/s/ Douglas R. Colkitt                    Chairman
- ----------------------------
     Douglas R. Colkitt


/s/ Jerome D. Derdel                      Director
- ----------------------------
     Jerome D. Derdel


/s/ Brian C. Smith                        Director
- ----------------------------
     Brian C. Smith


/s/ Stephen F. Brint                      Director
- ----------------------------
     Stephen F. Brint

                                 EXHIBIT INDEX


Exhibit
Number                       Description                                Page
- ------                       -----------                                ----

5.1        Opinion of Ballard Spahr Andrews
           & Ingersoll as to legality of
           Company's Common Stock being
           registered.*

23.1       Consent of Ernst & Young LLP.

23.2       Consent of Ballard Spahr Andrews
           & Ingersoll (included in Exhibit
           5.1).*


- -----------------
* To be filed by amendment.